Exhibit 21

United Bancshares, Inc. Subsidiaries

The Union Bank Company

Ohio banking corporation

Columbus Grove, Ohio

The Bank of Leipsic Company

Ohio banking corporation

Leipsic, Ohio

Citizens Bank of Delphos

Federally chartered savings bank

Delphos, Ohio

BancServices United, Inc.

Ohio corporation

Columbus Grove, Ohio